UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2005

ARCADIA RESOURCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-31249	88-0331369
(Commission File Number)	(IRS Employer Identification No.)

26777 Central Park Blvd., Suite 200 Southfield, Michigan 48076
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (248) 352-7530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     As reported in the Company’s Current Report filed on Form 8-K on January 12, 2005, the Company and Rebecca R. Irish executed an employment agreement on January 6, 2005 under which Ms. Irish was appointed as the Company’s Chief Financial Officer and providing that Ms. Irish shall be granted non-statutory options to purchase 150,000 shares of the Company’s common stock at an exercise price of $1.15, with the options to vest in a manner to be agreed on. On March 31, 2005, the Company and Ms. Irish agreed that the options shall vest on May 31, 2005, at which time the options shall be fully exercisable through (a) May 31, 2010 or (b) ninety (90) days following termination of employment on any basis (whether voluntarily or involuntarily, for cause or without cause, etc.), whichever event occurs first.

     Effective February 16, 2005, the Company awarded the Chief Operating Officer of Arcadia Services, Inc., as an incentive and not in lieu of the payment of salary or other compensation and without the payment of consideration, non-statutory options to purchase an aggregate of 100,000 shares of the Company’s common stock at an exercise price of $1.45, contingent on a method of vesting to be determined by the Company, continued employment through the occurrence of vesting, and agreement to a non-compete agreement specified by the Company as condition precedent to exercise of the options. On March 31, 2005, the Company determined that the options shall vest on May 31, 2005 (contingent on continued employment through that date and execution of a non-compete agreement specified by the Company), at which time the options shall be fully exercisable through (a) May 31, 2010 or (b) ninety (90) days following termination of employment on any basis (whether voluntarily or involuntarily, for cause or without cause, etc.), whichever event occurs first.

Item 3.02 Unregistered Sales of Equity Securities.

     On March 31, 2005, the Company issued an aggregate of 312,641 shares of common stock upon the cashless exercise of Class A Warrants, for consideration of 112,109 shares of the Company’s common stock which are accounted for by the Company as treasury shares.

     On March 31, 2005, the Company issued 2,702,026 shares of its common stock to Jana Master Fund, Ltd. (“Jana”). Jana elected to convert the principal balance and accrued interest totaling $1,351,013 as of March 31, 2005 into shares of the Company’s common stock, per a $1.5 million Amended and Restated Promissory Note dated June 12, 2004 permitting conversion at the rate of one share of common stock per $0.50 of outstanding debt.

     On March 31, 2005, the Company issued an aggregate of 470,000 shares of the Company’s common stock in consideration of placement agent, business finder and investor relations services furnished to the Company with an aggregate value of $380,000.

     On March 31, 2005, the Company issued an aggregate of 11,800 shares of common stock having an aggregate value of $14,384 to affiliated agencies of the Company as an incentive bonus, without the payment of consideration by such affiliated agencies and not in lieu of compensation payable to such affiliated agencies.

     The securities reported in this Item 3.02 were sold or issued in transactions exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and/or Rule 506 of Regulation D. The transactions are exempt under Section 4(2) of the Securities Act of 1933 because they did not involve a public offering. The sales of these securities were made without general solicitation or advertising. There was no underwriter, and no underwriting commissions or discounts were paid. Further, each common stock certificate issued in each transaction bears a legend providing, in substance, that the securities have been acquired for investment only and may not be sold, transferred or assigned in the absence of an effective registration statement or opinion of the Company’s counsel that registration is not required under the Securities Act of 1933. The shares carry registration rights.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcadia Resources, Inc.
By:	/s/ John E. Elliott II

John E. Elliott II

Its:	Chairman of the Board and Chief Executive Officer

Dated: April 6, 2005

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